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                                            EXHIBIT 11

                                ARBOR DRUGS, INC. AND SUBSIDIARIES
                                COMPUTATION OF EARNINGS PER SHARE

                                          Three Months Ended        Six Months Ended
      (In Thousands)                          January 31,              January 31,
                                          ------------------      --------------------
                                            1994        1993        1994        1993
                                          -------     -------     -------     -------
      A.  Net Income  (a)                 $ 6,474     $ 5,201     $10,479     $ 9,043
                                          =======     =======     =======     =======
      Weighted average number of
      common shares outstanding  (a)       16,255      16,214      16,250      16,201

      Effect of the issuance of
      stock options and assumed
      exercise of stock options
      at prices which are lower
      than the average market
      price of the common shares
      during the period, using the
      treasury stock method                   167         188         144         193
                                          -------     -------     -------     -------

      B.  Average number of common
          shares and common
          equivalent shares for
          primary earnings per share       16,422      16,402      16,394      16,394
                                          =======     =======     =======     =======
      Weighted average number of common
      shares outstanding  (a)              16,255      16,214      16,250      16,201

      Effect of the issuance of stock
      options and assumed exercise of
      options at prices which are lower
      than the market price of common
      stock at end of the period when
      such price is higher than average
      market                                  169         188         172         193
                                          -------     -------     -------     -------

      C.  Common shares,
          assuming full
          dilution                         16,424      16,402      16,422      16,394
                                          =======     =======     =======     =======
      Primary earnings per
      share A  (b)                        $   .39     $   .32     $   .64     $   .55
            -                             =======     =======     =======     =======
            B

      Fully diluted earnings
      per share  A  (b)                   $   .39     $   .32     $   .64     $   .55
                 -                        =======     =======     =======     =======
                 C

      (a)  These amounts agree with the related amounts in the Condensed Consolidated
           Statements of Income.

      (b)  The actual difference between reported earnings per share and both primary earnings per share and fully diluted earnings, per share is less than $.01, but due to rounding, is shown as presented.
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